Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-159855 on Form S-8 of our report dated June 27, 2013, relating to the statement of net assets available for benefits of the Idaho Power Company Employee Savings Plan as of December 31, 2012 appearing in this Annual Report on Form 11-K for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho
June 26, 2014